EXHIBIT 99.1

2621 West 15th Place Chicago, IL 60608
For additional information:

N E W S R E L E A S E	Terence R. Rogers VP Finance and Treasurer 773.788.3720

September 29, 2005

RYERSON TULL, INC. DECLARES DIVIDENDS,

ANNOUNCES THIRD QUARTER CONFERENCE CALL TO BE SIMULCAST

ON OCTOBER 28, 2005 AND SETS ANNUAL MEETING DATE

Chicago, Illinois – September 29, 2005 – The Board of Directors of Ryerson Tull, Inc. (NYSE: RT) declared cash dividends of 5 cents per share on the company’s common stock and 60 cents per share on its Series A $2.40 Cumulative Convertible Preferred Stock. The dividends will be payable November 1, 2005, to stockholders of record at the close of business on October 12, 2005.

In conjunction with its third quarter earnings release, Ryerson Tull will be hosting a conference call that will be broadcast live over the Internet on Friday, October 28, 2005.

What: Ryerson Tull’s third quarter earnings conference call

When: Friday, October 28, 2005 at 9 a.m. eastern time

Where: www.ryersontull.com; click on investor info

Earnings will be released after the close of the market on Thursday, October 27. The conference call will be simulcast on the company’s Web site, and accessible for two weeks following the live event.

The Board of Directors of Ryerson Tull, Inc. (NYSE: RT) has set Tuesday, May 9, 2006 as the date for its annual meeting of stockholders. The meeting will be at 9:00 a.m. Central Time, at LeMeridien, 521 North Rush Street, in, Chicago, Illinois. Stockholders of record at the close of business on March 9, 2006 will be entitled to receive notice of, and vote at, the annual meeting of stockholders.

September 29, 2005

Minimum requirements to listen to the broadcast are: RealPlayer software (downloadable free from www.real.com); Microsoft Internet Explorer 4.0 or higher or Netscape 4.0 or higher; a computer with a sound card and speakers; and no firewall.

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Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with first half 2005 revenues of $3.1 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.